Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Nuvve Holding Corp. of our report dated March 25, 2021 (July 16, 2021, as to the effects of the reverse recapitalization described in Notes 1 and 2), relating to the consolidated financial statements of Nuvve Corporation as of December 31, 2020 and 2019, and for the years then ended, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, California

July 16, 2021